Exhibit 10.1

CUSIP Numbers: 11039PAD8

11039PAE6

364-DAY TERM LOAN

CREDIT AGREEMENT

dated as of October 1, 2012

among

BRISTOW GROUP INC.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

REGIONS BANK

and

BBVA COMPASS,

as Co-Documentation Agents,

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Lead Arranger and Sole Bookrunner

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Term Loan Commitment Amounts
Schedule 4.14	—	Subsidiaries
Schedule 7.1	—	Existing Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Term Note
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Subsidiary Guaranty Agreement

Exhibit 2.2	—	Form of Notice of Borrowing
Exhibit 2.4	—	Form of Notice of Continuation/Conversion
Exhibit 5.1(c)	—	Form of Compliance Certificate

v

364-DAY TERM LOAN

CREDIT AGREEMENT

THIS 364-DAY TERM LOAN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2012, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), Credit Suisse AG, Cayman Islands Branch, and JPMorgan Chase Bank, National Association, as Co-Syndication Agents (collectively, the “Syndication Agent”) and Regions Bank and Compass Bank (d/b/a BBVA Compass) as Co-Documentation Agents (collectively, the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility, the proceeds of which will be used to finance the CHI Investment (as defined herein), including any deferred payments associated therewith, and to pay costs and expenses incurred in connection with the CHI Investment, as well as for working capital needs, capital expenditures and other general corporate purposes;

WHEREAS, subject to the terms and conditions hereto, the Lenders are willing to provide such term loans;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Permitted Investments” shall have the meaning given to such term in Section 7.4(g).

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agreement” shall have the meaning assigned to such term in the opening paragraph hereof.

“Aircraft Security Agreement” shall mean any aircraft security agreement substantially in the form of Exhibit B to the Security Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Borrowing and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Borrowing.

“Applicable Margin” shall mean, as of any date, (a) with respect to all Term Loans outstanding on any date, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers or is deemed to deliver pursuant to Section 10.1(b)(ii) each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate within ten (10) days of the delivery date set forth in Section 5.1, the Applicable Margin shall be at Level VI as set forth on Schedule I and interest shall be calculated and payable at Level VI for the period from the second Business Day after the delivery date for the financial statements and Compliance Certificate set forth in Section 5.1 until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2012 are required to be delivered shall be at Level V. In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate with regard to the Leverage Ratio, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Compliance Certificate, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.10(b) or Article VIII.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee with respect to the Term Loan Commitments, as of any date, the percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers or is deemed to deliver pursuant to Section 10.1(b)(ii) each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate within ten (10) days of the delivery date set forth in Section 5.1, the Applicable Percentage shall be at Level VI as set forth on Schedule I and the commitment fee shall be calculated and payable at Level VI for the period from the second Business Day after the delivery date for the financial statements and Compliance Certificate set forth in Section 5.1 until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2012 are required to be delivered shall be at Level V. In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate with regard to the Leverage Ratio, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Percentage”) for any period that such Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected Compliance Certificate, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.10(b) or Article VIII.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Average Debt” of the Borrower, as of any date, shall mean (i) the sum of consolidated debt on the balance sheet of the Borrower for the Borrower’s two most recently completed Fiscal Years, as set forth in the consolidated balance sheet contained in the annual audit report of the Borrower for such Fiscal Years, divided by (ii) 2.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are not authorized or required to close in Atlanta, Georgia or New York, New York.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries, whether common or preferred.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) members of the board of directors on the Closing Date, (b) nominated by the board of directors nor (c) appointed by directors so nominated; provided, however, that, with respect to clause (ii) above a transaction in which the Borrower becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if

(a) the stockholders of the Borrower immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Borrower immediately following the consummation of such transaction; and

(b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the equity interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Borrower.

“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.14(b), by such Lender’s parent corporation, if applicable) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; it being understood, for the avoidance of doubt, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith (whether or not having the force of law), and related acts of compliance as described in clause (c) of this definition, and (ii) all requests, rules, guidelines or directives concerning capital adequacy or liquidity (A) promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) and made or issued by any Governmental Authority or (B) made or issued by the United States or foreign regulatory authorities, in each case pursuant to Basel III, and related acts of compliance as described in clause (c) of this definition, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, made or issued.

“CHI” shall mean Cougar Helicopters Inc., a corporation organized under the laws of Canada.

“CHI Investment” shall mean the investment by certain Subsidiaries of the Borrower consisting of a noncontrolling interest in the equity of and voting power in CHI, together with the purchase of certain helicopters and related assets pursuant to the Share and Asset Purchase Agreement dated as of August 31, 2012, among (i) Kenlor Investments Ltd., a company organized under the laws of British Columbia, VIH Aviation Group, Ltd., a company organized under the laws of British Columbia, VIH Helicopters USA, Inc., a company organized under the laws of Idaho, CGSCH Enterprises Ltd., a company organized under the laws of British Columbia and Cougar Aviation Ltd., a company organized under the laws of Nova Scotia, as sellers, (ii) CHI, (iii) BHNA Holdings Inc., a company organized under the laws of Delaware, Bristow Canada Holdings Inc., a company organized under the laws of British Columbia, and Bristow Canadian Real Estate Company Inc., a company organized under the laws of British Columbia, as purchasers, (iv) for purposes of Section 10.14 thereof, Kenneth Norie and (v) for purposes of Section 10.15 thereof, the Borrower.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Administrative Agent for the benefit of the Secured Parties to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing. For the avoidance of doubt, Collateral shall exclude the aircraft, rotors, engines and other equipment or property not subject to an Aircraft Security Agreement or other security agreement securing the Obligations filed with the Federal Aviation Administration and/or the International Registry of Mobile Assets maintained under the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa or their successors or similar registries for the recordation of interests therein, and the charters, general intangibles, receivables, accessions and other property related thereto.

“Collateral Asset Value” shall mean, for the Borrower and the Guarantors, as of any date, determined on a consolidated basis in accordance with GAAP, the sum of the book value of the Borrower’s and the Guarantors’ accounts receivable, inventory, equipment, deposit accounts, investment property (other than the Capital Stock of any Subsidiary of the Borrower owned by the Borrower or such Guarantor) and cash that are subject to a perfected first priority lien (subject to Liens not prohibited hereunder) and Pledged Aircraft (based on desktop or other fair market valuation methods acceptable to the Administrative Agent completed by a reputable aircraft appraisal company acceptable to the Administrative Agent) that are subject to a perfected first priority lien (subject to Liens not prohibited hereunder) in favor of the Administrative Agent, as reflected on the most recently delivered financial statements of the Borrower and its Subsidiaries.

“Collateral Asset Value Ratio” shall mean that at all times that the Borrower’s Additional Permitted Investments exceed 15% of the Borrower’s Consolidated Net Tangible Assets, the Borrower shall maintain a ratio of Collateral Asset Value to Senior Secured Debt, as of the most recently completed fiscal quarter for which financial statements are available, of at least 1.10:1.00; provided, that, notwithstanding the foregoing, as of any date of determination, the actual principal amount of Senior Secured Debt outstanding shall be used in determining the ratio of Collateral Asset Value to Senior Secured Debt.

“Compliance Certificate” shall mean a certificate from the chief financial officer, treasurer or controller of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Current Liabilities” shall mean, for the Borrower and its Subsidiaries for any period, the total liabilities (including tax and other proper accruals) of the Borrower and its Subsidiaries on a consolidated basis at such date which may properly be classified as current liabilities in accordance with GAAP, after eliminating all current maturities of long-term Indebtedness.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, and without duplication an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) without duplication, cash dividends received from unconsolidated affiliates that are accounted for by the equity accounting method, but excluding, in the case of the foregoing clauses (a) and (b), any net income or net loss and expenses and charges of any SPVs, in all cases determined on a consolidated basis in accordance with GAAP in each case for such period. For purposes of calculating compliance with the financial covenants set forth in Sections 6.1 and 6.2, (A) Consolidated EBITDA for the period of four Fiscal Quarters ending September 30, 2012 shall be increased by an amount equal to $40,000,000, (B) Consolidated EBITDA for the period of four Fiscal Quarters ending December 31, 2012 shall be increased by an amount equal to $30,000,000, (C) Consolidated EBITDA for the period of four Fiscal Quarters ending March 31, 2013 shall be increased by an amount equal to $20,000,000 and (D) Consolidated EBITDA for the period of four Fiscal Quarters ending June 30, 2013 shall be increased by an amount equal to $10,000,000.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, and without duplication, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations for borrowed money constituting Indebtedness capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to any interest rate Hedging Transactions during such period (whether or not actually paid or received during such period) plus (iii) Consolidated Lease Expense (whether or not actually paid during such period).

“Consolidated Lease Expense” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of rental expense payable by such Persons on leases of real and personal property (excluding Capital Lease Obligations) associated with Indebtedness determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary or non-recurring gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any unremitted earnings of any Subsidiary that is subject to restrictions as to the payment of dividends or distributions and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Tangible Assets” of any Person shall mean, as of any date, Consolidated Tangible Assets of such Person at such date, minus all Consolidated Current Liabilities of such person at such date.

“Consolidated Tangible Assets” shall mean, for the Borrower and its Subsidiaries as of any date, the consolidated assets of the Borrower and its Subsidiaries (other than SPVs) at such date, minus the sum of (1) the net book value of all assets that would be classified as intangible under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof) and (2) any prepaid expenses, deferred charges and unamortized debt discount and expense, in each case as determined in accordance with GAAP.

“Consolidated Total Assets” shall mean as of any date of determination, the aggregate book value of the assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements executed in favor of the Administrative Agent, on behalf of itself and the Secured Parties, by certain Loan Parties owning Copyrights or licenses of Copyrights.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Term Loan (a “funding obligation”), unless such amount is the subject of a good faith dispute (ii) such Lender has notified the Administrative Agent, or has stated publicly, (a) that it will not comply with any such funding obligation hereunder, or (b) that it has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement (unless in each case such notification or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent under this Agreement cannot be satisfied, (iii) such Lender has, for two or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or (v) an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Default Interest” shall have the meaning given to such term in Section 2.10(b).

“Designated Asset Sales” shall mean sales of inventory or equipment which is worthless or obsolete or no longer necessary or useful to the proper conduct of the Borrower’s or any of its Subsidiaries’ business, so long as the aggregate consideration received in respect of all such sales made in any Fiscal Year does not exceed $20,000,000.

“Disqualified Stock” shall mean any Capital Stock that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof for Indebtedness or cash, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Existing Credit Facility Termination Date.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Domestic Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, or (iv) the Release or threatened Release of any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Eurodollar Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the “Eurodollar Rate” shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars in the approximate amount of the Eurodollar Rate Loan comprising part of such Borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing, the reserve percentage expressed as a decimal (rounded upwards to the next 1/100th of 1%) applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) franchise taxes or taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is doing business or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of

America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Lender, any withholding tax that (i) is imposed on amounts payable to such Lender by any law in effect at the time such Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Lender at any time that such Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Lender’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as amended by that certain First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 22, 2011, by that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 2012 (the “Existing Credit Agreement Second Amendment”) and as further amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, the lenders party thereto and SunTrust Bank, as administrative agent.

“Existing Credit Agreement Second Amendment” shall have the meaning set forth in the definition of “Existing Credit Agreement”.

“Existing Credit Facility Administrative Agent” shall mean SunTrust Bank, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Facility Documents” shall mean the Existing Credit Agreement and all “Loan Documents” (as defined in the Existing Credit Agreement).

“Existing Credit Facility Indebtedness” shall mean the Indebtedness created or incurred pursuant to the Existing Credit Facility Documents.

“Existing Credit Facility Secured Parties” shall mean the secured parties in respect of the Existing Credit Agreement.

“Existing Credit Facility Term Loans” shall mean the term loans under the Existing Credit Agreement.

“Existing Credit Facility Termination Date” shall have the meaning assigned to “Revolving Commitment Termination Date” in the Existing Credit Agreement.

“Existing Indebtedness” shall have the meaning set forth in Section 7.1(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day, or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of June 26, 2012, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“First-Tier Foreign Subsidiary” shall mean each Foreign Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is directly owned by the Borrower or any Wholly Owned Domestic Subsidiary.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean (i) any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia and (ii) any Subsidiary of a Foreign Subsidiary described in clause (i), whether or not such Subsidiary is organized under the laws of one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any Contractual Obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean (a) each Wholly Owned Domestic Subsidiary that is a Significant Subsidiary and that is a party to the Subsidiary Guaranty Agreement as of the Closing Date and (b) each other Wholly Owned Domestic Subsidiary that is a Significant Subsidiary and that executes a joinder to the Subsidiary Guaranty Agreement as contemplated by Section 5.10(a), in each case until released in accordance with the Subsidiary Guaranty Agreement or the other Loan Documents.

“Hazardous Materials” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or any of its Subsidiaries.

“Hedging Obligations” of any Person shall mean any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, and (ii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any interest rate or foreign currency transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations for borrowed money of such Person treated as debt in accordance with GAAP, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) Disqualified Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indenture” shall mean the 2007 Indenture and the 2008 Indenture, collectively.

“Initial Funding Date” shall mean the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with Section 10.2

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, between (a) the Administrative Agent and (b) SunTrust Bank, as administrative agent for the lenders under the Existing Credit Agreement.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Period” shall mean with respect to any Eurodollar Rate Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Maturity Date.

“Investment” shall have the meaning assigned to such term in Section 7.4.

“Investment Grade Rating” shall mean (i) a Moody’s rating of Baa3 or higher and an S&P rating of at least BB+ or (ii) a Moody’s rating of Ba1 or higher and an S&P rating of at least BBB-; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the senior unsecured non-credit enhanced long-term debt of the Borrower publicly available, the references above to S&P or Moody’s or both, as the case may be, and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

“Investment Grade Rating Event” means the first day on which the notes issued under the 2007 Indenture are assigned an Investment Grade Rating.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company admits in writing its inability to pay its debts as they become due, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company under the Bankruptcy Code, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing) intended to assure or support payment or performance of any obligation.

“Loan Documents” shall mean, collectively, this Agreement, the Term Notes (if any), the Fee Letter, the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Term Loan Borrowings, all Notices of Conversion/Continuation, all Compliance Certificates, all landlord waivers and consents, bailee agreements and any and all other instruments, and agreements, executed in connection with any of the foregoing.

“Loan Party” shall mean, collectively or individually, the Borrower and the Guarantors as the context requires.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (i) a material adverse change in, or a material adverse effect on the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) a material impairment on the ability of the Borrower, or of the Guarantors taken as a whole, to perform their obligations under the Loan Documents or consummate the transactions described herein.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) and Hedging Obligations of the Borrower or any of its Subsidiaries, under which an aggregate principal amount exceeding $25,000,000 is outstanding. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be (i) if the Hedging Transactions giving rise to such Hedging Obligations have been cancelled, expired or otherwise terminated, the actual amounts, if any, owing by the Borrower and its Subsidiaries thereunder, and (ii) otherwise, the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier of (i) the date that is 364 days after the Closing Date and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness (i) as to which neither the Borrower nor any of its Subsidiaries (a) provides any Guarantee or other credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) (other than pursuant to a pledge of the Capital Stock of any Subsidiary of the Company in order to secure such Indebtedness) or (b) is the lender thereunder; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness incurred under the Loan Documents) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.4(b).

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person. For the purposes of clause (ii) of this definition, the liabilities of the Borrower, as of any date, under a sale and leaseback transaction shall be the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, such present value to be calculated using a discount rate imputed from the Borrower’s total interest expense for the most recently completed Fiscal Year, as set forth in the consolidated statement of income contained in the annual audit report of the Borrower for such Fiscal Year, less the effect of interest income and adding back capitalized interest, and the Average Debt of the Borrower as of such date.

“Other Taxes” shall mean any and all present or future stamp, court, recording, documentary or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning given to such term in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Security Agreement.

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements executed in favor of the Administrative Agent, on behalf of itself and the Secured Parties, by certain Loan Parties owning Patents or licenses of Patents both on the Closing Date and thereafter.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other office or such account maintained by or on behalf of the Administrative Agent as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances, time deposits and similar bank debt instruments maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank which has a combined capital and surplus and undivided profits of not less than of $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) money market mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” shall mean:

(i) Liens securing Indebtedness under the Loan Documents;

(ii) Liens in favor of the Borrower or any of its Subsidiaries;

(iii) any Lien existing on any asset or Capital Stock of any Person at the time such Person becomes a Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation thereof and any such Lien does not extend to any other property or asset owned by the Borrower or any of its Subsidiaries;

(iv) Liens on any property or asset existing at the time of its acquisition by the Borrower or any Subsidiary of the Borrower, provided that such Liens were not created or incurred in connection with, or in contemplation of, such acquisition and do not extend to any other property or asset;

(v) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business;

(vi) Liens securing Hedging Obligations;

(vii) Liens existing on the Closing Date and set forth on Schedule 7.2;

(viii) Liens associated with any interest or title of a lessor under a Capital Lease Obligation or an operating lease to the extent such Indebtedness is permitted under the terms hereunder;

(ix) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(x) Liens on real or personal property or assets of the Borrower or a Subsidiary securing Indebtedness incurred for the purpose of financing all or any part of the purchase price of such property or assets or financing all or any part of the construction or improvement of any such property or assets, provided that such lien shall attach at the time of or within 120 days after the later of (x) such acquisition, (y) completion of such construction or improvement or (z) commercial operation of such property or other asset and such Lien shall not extend to any other property or assets of the Borrower and its Subsidiaries (other than associated accounts, contracts and insurance proceeds); provided, however, that if the 2007 Indenture is no longer in effect or by its terms does not require such liens to attach within the 120-day period specified herein, such lien shall attach within 180 days of the occurrence of the events set forth in these subsections (x), (y) or (z);

(xi) Liens in connection with export credit agency financings of aircraft and other debt facilities or commercial paper facilities, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in an aggregate principal amount at any one time outstanding not to exceed the excess of (x) the greater of (i) $150.0 million (or the equivalent thereof in any other currency or currency unit), and (ii) 30% of Consolidated Net Tangible Assets, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness over (y) the outstanding principal amount of Indebtedness permitted under clause (i) of this definition of “Permitted Liens”; provided, however, no such Liens shall encumber any of the Collateral;

(xii) Liens securing Permitted Refinancing Indebtedness;

(xiii) Liens securing Non-Recourse Debt to the extent such Indebtedness is permitted under the terms hereunder provided, however, no such Lien shall encumber any of the Collateral;

(xiv) Liens securing the Existing Credit Facility Indebtedness; and

(xv) Liens not otherwise permitted hereunder under this definition of “Permitted Liens” securing Indebtedness not in excess of an aggregate of the greater of (a) $50 million or (b) 5% of Consolidated Net Tangible Assets; provided, however, no such Lien shall encumber any of the Collateral.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any Subsidiary (the “Refinanced Indebtedness”), provided that (i) the aggregate principal amount of such new Indebtedness does not exceed the aggregate principal amount of the Refinanced Indebtedness (plus the amount of interest accrued on the Refinanced Indebtedness and the amount of all premium, if any, payable in connection therewith and fees and reasonable expenses incurred in connection therewith), (ii) such new Indebtedness has a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness at the time such new Indebtedness is incurred, (iii) if the Refinanced Indebtedness is subordinated in right of payment to the Term Loans, such new Indebtedness shall also be subordinated in right of payment to the Term Loans on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation executed in connection with the Refinanced Indebtedness and (iv) such new Indebtedness is not incurred by a non-Loan Party if a Loan Party is the obligor on the Refinanced Indebtedness; provided, however, that whether or not the Refinanced Indebtedness was guaranteed, if such new Indebtedness is incurred by a Loan Party, any Loan Party may guarantee such new Indebtedness; provided further, that if such new Indebtedness is subordinated to the Term Loans, any guarantees of such new Indebtedness by a Loan Party shall be subordinated to such Loan Party’s Obligations or Subsidiary Guarantee, as applicable, to at least the same extent.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, (ii) that matures by its terms no earlier than six months after the Existing Credit Facility Termination Date with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean (i) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and (ii) the defined benefit plan of a United Kingdom Subsidiary.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, executed by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to which such Loan Parties shall pledge all of the Capital Stock of each Wholly Owned Domestic Subsidiary and 65% of the Capital Stock of all First-Tier Foreign Subsidiaries, in each case directly owned by such Loan Parties.

“Pledged Aircraft” shall mean those aircraft frames and aircraft equipment in which a security interest has been granted by the Borrower or any Loan Party to the Administrative Agent for the benefit of the Secured Parties pursuant to an Aircraft Security Agreement.

“Pro Rata Share” shall mean with respect any Lender at any time, a percentage, the numerator of which shall be such Lender’s Term Loans at such time (or if the full amount of the Term Loans shall not yet have been made, the sum of (x) the aggregate principal amount of such Lender’s Term Loans outstanding at such time and (y) such Lender’s unused Term Loan Commitments that have not been terminated), and the denominator of which shall be the aggregate principal amount of all the Term Loans outstanding at such time (or if the full amount of the Term Loans shall not yet have been made, the sum of (x) the aggregate principal amount of all Lenders’ Term Loans outstanding at such time and (y) the aggregate unused Term Loan Commitments that have not been terminated).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loans at such time (or if any of the Term Loan Commitments are outstanding, Lenders holding more than 50% of the sum of the aggregate outstanding Term Loans and aggregate unused Term Loan Commitments); provided, however, that to the extent any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans and Term Loan Commitments, as applicable, shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning given to such term in Section 7.5.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Secured Obligations” shall have the meaning given to such term in the Security Agreement.

“Secured Parties” shall have the meaning given to such term in the Security Agreement.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, executed by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, any Copyright Security Agreement, any Trademark Security Agreement, any Patent Security Agreement, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Senior Secured Debt” shall mean the aggregate principal amount of all Indebtedness under the Loan Documents and the Existing Credit Facility Documents.

“Significant Subsidiary” shall mean any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation S-X is in effect on the Closing Date.

“SPV” shall mean any Person that is designated by the Borrower as a SPV and has no Indebtedness other than Non-Recourse Debt, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has Total Assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equates to at least five percent (5%) of the Borrower’s Consolidated Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, all determined in accordance with GAAP, but excluding revenues and expenses that would be eliminated in consolidation with the Borrower and its Subsidiaries) during the most recently completed Fiscal Year of the Borrower in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items) for the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such Fiscal Year of the Borrower. The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.

“Subsidiary” shall mean, with respect to any person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity (other than, except in the context of the items set forth in the Section 5.1 herein, a SPV) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantee” shall mean a guaranty provided by a Subsidiary pursuant to a Subsidiary Guaranty Agreement (collectively, the “Subsidiary Guarantees”).

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit C, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property as is customary in synthetic leases.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” shall have the meaning given to such term in Section 2.1.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.5 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule II, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $225,000,000.

“Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit A.

“Total Assets” shall mean as of any date of determination, the aggregate book value of the assets of a Person determined in accordance with GAAP as of such date.

“Trademark” shall have the meaning assigned to such term in the Security Agreement.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements in favor of the Administrative Agent, on behalf of itself and Secured Parties, executed by certain Loan Parties owning Trademarks or licenses of Trademarks, both on the Closing Date and thereafter.

“Type”, when used in reference to a Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean each Domestic Subsidiary of the Borrower or any other Domestic Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower directly or indirectly through other Persons all of whose Capital Stock (other than director’s qualifying shares) is at the time owned, directly or indirectly by the Borrower.

“Wholly Owned Subsidiary” shall mean each Subsidiary of the Borrower or any other Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower directly or indirectly through other Persons all of whose Capital Stock (other than directors’ qualifying shares) is at the time owned, directly or indirectly by the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“2007 Indenture” shall mean the indenture, dated as of June 13, 2007 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the guarantors signatory thereto, and U.S. Bank National Association, as trustee, pursuant to which the Borrower has issued its 7  1/2% senior notes due 2017.

“2008 Indenture” shall mean the indenture, dated as of June 17, 2008 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the guarantors signatory thereto, and U.S. Bank National Association, as trustee, pursuant to which the Borrower has issued its 3% senior convertible notes due 2038.

“2017 Senior Notes” shall mean those certain 7  1/2% Senior Notes due 2017 issued by the Borrower pursuant to the 2007 Indenture.

“2038 Senior Convertible Notes” shall mean those certain convertible notes due 2038 issued by the Borrower pursuant to the 2008 Indenture.

Section 1.2. Classifications of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g. a “Eurodollar Rate Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Rate Borrowing” or “Base Rate Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a); if (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.1 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any of the Borrower and its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.2, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated, and (vi) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

ARTICLE II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

Section 2.1. Term Loan Commitments. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make loans (each, a “Term Loan”) to the Borrower (a) on the Initial Funding Date and (b) to the extent the Term Loan Commitments are not fully utilized on the Initial Funding Date, on no more than two occasions from time to time thereafter until the first date on which the Term Loan Commitments shall have been fully utilized or otherwise terminated, in an aggregate principal amount not exceeding such Lender’s Term Loan Commitment. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Rate Loans or a combination thereof. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.2. Requests for Term Loans. To request a Borrowing, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of such Borrowing substantially in the form of Exhibit 2.2 (a “Notice of Borrowing”) (x) in the case of a Base

Rate Borrowing, prior to 12:00 noon (New York, New York time) the day of such Borrowing or (y) in the case of a Eurodollar Rate Borrowing, prior to 12:00 noon (New York, New York time) three (3) Business Days prior to the requested date of such Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of Term Loans comprising such Borrowing, (iv) in the case of a Eurodollar Rate Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period) and (v) the account of the Borrower to which the proceeds of such Borrowing should be credited. The aggregate principal amount of each Eurodollar Rate Borrowing shall be not less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.10 may be made in lesser amounts as provided therein. At no time shall there be more than eight Eurodollar Rate Borrowings outstanding.

Section 2.3. Funding of Borrowings.

(a) Each Lender will make available each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. (New York, New York time) to the Administrative Agent at the Payment Office. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts received by the Administrative Agent, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to (i) 5:00 p.m. (New York, New York time) on the Business Day on which such Lender is to participate in a Base Rate Borrowing or (ii) 5:00 p.m. (New York, New York time) one (1) Business Day prior to the date on which such Lender is to participate in a Eurodollar Rate Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

Section 2.4. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Rate Borrowing, may elect successive Interest Periods therefor, all as provided in this Section 2.4. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.4, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing), substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Conversion/Continuation”), of each Borrowing that is to be converted or continued, as the case may be, (x) in the case of a conversion into a Base Rate Borrowing, prior to 12:00 noon (New York, New York time) on the same Business Day of the requested date of conversion and (y) in the case of a continuation of or conversion into a Eurodolloar Rate Borrowing, prior to 12:00 noon (New York, New York time) three (3) Business Days prior to the requested date of continuation or conversion. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Rate Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Rate Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Rate Borrowings and Base Rate Borrowings set forth in Section 2.2.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Rate Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Rate Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Rate Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.5. Optional Reduction and Termination of Term Loan Commitments.

(a) Unless previously terminated, the Term Loan Commitments shall be reduced upon the making of each Term Loan pursuant to Section 2.1 by an amount equal to the amount of such Term Loan. If the Borrower borrows Term Loans on the Initial Funding Date and on two occasions thereafter and the Term Loan Commitments have not been utilized in full as a result of such Borrowings, the remaining Term Loan Commitments shall terminate on the date of such second Borrowing after the Initial Funding Date, immediately after giving effect to such Borrowing.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, the Borrower may reduce the then unused Term Loan Commitments in part or terminate the then unused Term Loan Commitments in whole;

provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Term Loan Commitment of each Lender and (ii) any partial reduction pursuant to this Section 2.5 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000. Each notice delivered by the Borrower pursuant to this Section 2.5 shall be irrevocable; provided that, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Term Loan Commitment of a Defaulting Lender, and in such event the provisions of Section 2.20 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.6. Repayment of Term Loans. The outstanding principal amount of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.7. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and the Interest Period, if any, applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.4, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Term Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Note, payable to the order of such Lender.

Section 2.8. Optional Prepayments.

The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Rate Borrowing, 12:00 noon (New York, New York time) not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the Borrower shall be required to pay any amounts required pursuant to Section 2.15 in any such event). Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10; provided, that if a Eurodollar Rate Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each partial prepayment of any Term Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Term Loans comprising such Borrowing.

Section 2.9. Mandatory Prepayments.

(a) The Borrower shall prepay the Term Loans held by the Lenders electing to receive a prepayment of the Term Loans from the proceeds of any sale or disposition by the Borrower or such Subsidiary of any of the Collateral (excluding (i) sales of inventory in the ordinary course of business, (ii) Designated Asset Sales and (iii) sales or dispositions among the Borrower and its Subsidiaries), to the extent required under this Section 2.9(a). To the extent that the Borrower or any of its Subsidiaries applies the cash proceeds from such asset sale (or a portion thereof) (net of commissions and other reasonable and customary transaction costs, fees, reserves and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, if paid to an Affiliate, subject to Section 7.7) or under the clauses first and second of Section 2.9(b)) within 300 days of receipt of such net cash proceeds to purchase replacement or other fixed assets for use in the operations of the Borrower or any of its Subsidiaries, then no prepayment shall be required in respect of the net cash proceeds (or portion thereof so applied) from such asset sale. In the event that the Borrower or any of its Subsidiaries has not applied the cash proceeds from such asset sale in accordance with the preceding sentence (the amount of such unapplied cash proceeds being the “Excess Proceeds”), the Borrower shall, within 10 days after the end of the applicable 300-day period, make an offer (i) to each Lender to prepay the Term Loans of such Lender and (ii) to the extent the Existing Credit Agreement is then in effect, to each lender party to the Existing Credit Agreement (the “Existing Credit Facility Term Loan Lenders”) to prepay the Existing Credit Facility Term Loans, on a pro rata basis based on the principal amount of the Term Loans and the Existing Credit Facility Term Loans then outstanding, in an aggregate principal amount for all the Lenders and Existing Credit Facility Term Loan Lenders equal to the amount of such Excess Proceeds. Each such prepayment offer shall be in writing and shall specify the aggregate amount of Excess Proceeds. Each Lender electing to receive such prepayment shall notify the Borrower of its election in writing within 5 days after its receipt of Borrower’s prepayment offer. The Borrower shall pay each Lender and each Existing Credit Facility Term Loan Lender that has accepted such offer of prepayment its pro rata share of such Excess Proceeds on the 20th day after the end of the applicable 300-day period. In the event that any Lender or any Existing Credit Facility Term Loan Lender elects not to receive a prepayment so offered by the Borrower, the Borrower or applicable Subsidiary shall retain such net proceeds that were offered to such non-electing Lender or non-electing Existing Credit Facility Term Loan Lender, as applicable. Any prepayment made on account of the Term Loans pursuant to this paragraph (a) shall be applied in accordance with paragraph (b) below.

(b) Any prepayments made by the Borrower pursuant to Sections 2.9(a) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders, if any, then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective Pro Rata Shares of such fees and expenses; third, to interest then due and payable on the Term Loans, pro rata to the applicable electing Lenders based on their respective outstanding Term Loans; and fourth, to the principal of the Term Loans held by the applicable electing Lenders, until the same shall have been paid in full.

Section 2.10. Interest on Term Loans.

(a) The Borrower shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time, and (ii) on each Eurodollar Rate Loan at the Eurodollar Rate for the applicable Interest Period in effect for such Eurodollar Rate Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b) If any payment due by the Borrower under this Agreement or the other Loan Documents is not made when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such owed amount shall automatically bear interest at the Default Interest rate (as provided in the immediately succeeding sentence) without further action by the Administrative Agent or the Lenders. While an Event of Default exists, then at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Rate Loans at the rate otherwise applicable for the then-current Interest Period, plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Term Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

(c) Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Rate Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Rate Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Maturity Date. Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Term Loans as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Term Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Term Loans or (y) convert such Term Loans into Base Rate Loans and (B) the obligations of the Lenders to make, or to convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period”, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Term Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans.

(f) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the minimum borrowing amounts allowed for in Section 2.2, such Term Loans shall automatically convert into Base Rate Loans.

(g) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, be converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to convert Term Loans into, Eurodollar Rate Loans shall be suspended.

Section 2.11. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Term Loan Commitment of such Lender from the Closing Date until the date that the Term Loan Commitments are fully utilized or are terminated in accordance herewith. The commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2012, and on the date that Term Loan Commitments are fully utilized or are terminated.

Section 2.12. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 365 days (or 366 days in a leap year), except that interest on Eurodollar Rate Loans and amounts determined by reference to the Federal Funds Rate shall be calculated on the basis of a 360-day year, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.13. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Rate Loans, or to continue or convert outstanding Term Loans as or into Eurodollar Rate Loans, shall be suspended. In the case of the making of a Eurodollar Rate Borrowing, such Lender’s Term Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Rate Loan is then outstanding, such Term Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan if such Lender may lawfully continue to maintain such Eurodollar Rate Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Rate Loans made by such Lender;

and the result of either of the foregoing is to increase materially the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Rate Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand (specifying the basis therefor and the computation with respect thereto) by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender within ten (10) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Borrower of written notice from and demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be prima facie evidence of the correctness thereof.

(d) If any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.

Section 2.15. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Rate Loan if such event had not occurred at the Eurodollar Rate applicable to such Eurodollar Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Rate Loan for the same period if the Eurodollar Rate were set on the date such Eurodollar Rate Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Rate Loan. If any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted by a Governmental Authority and paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority under Section 2.16(a) or (b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, (1) each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP and (2) each Lender further agrees that, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA (which, solely for purposes of this paragraph (e), shall include any amendments made to FATCA after the date of this Agreement) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, and (3) each Lender that is not a Foreign Lender agrees that it shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), on or before the date that it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each such Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If any Lender or the Administrative Agent becomes aware that it has received a refund of any Indemnified Tax or any Other Tax with respect to which the Borrower has paid any amount pursuant to this Section 2.16, such Lender or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to the Borrower within fifteen (15) days after receipt thereof. A Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such a refund; provided, however, that neither the Administrative Agent nor any Lender shall in any event be required to disclose any information to the Borrower with respect to the overall tax position of the Administrative Agent or such Lender.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder prior to 1:00 p.m. (New York, New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.14, 2.15 and 2.16 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All payments of Obligations shall be made in Dollars.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and other amounts not required to be applied in another manner ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or fees that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon or fees than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the

Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(a), 2.17(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation of Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.19. Replacement of Lenders. If (a) any Lender has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 2.14 or 2.16, (b) the Borrower is required to pay any additional amount to any Lender under Section 2.15, (c) any Lender is unable to submit any form or certificate required under Section 2.16 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender gives notice of any Change in Law pursuant to Section 2.13, (e) any Lender has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender shall seek to avoid its obligation to make or maintain Term Loans hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 2.16 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender, or other reimbursement or indemnification of any Lender, as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Documents requested by the Borrower or (i) if any Lender is a Defaulting Lender, then and in such event, upon request from the Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.4 and an appropriately completed Assignment and Acceptance, all of its rights and obligations under the Loan Documents to another Lender or a commercial banking institution selected by the Borrower and (in the case of a commercial banking institution) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment and Acceptance and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.13, 2.14, 2.15 or 2.16.

Section 2.20. Defaulting Lenders.

(a) If any Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(1) with the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Term Loan Commitment of a Defaulting Lender, provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender;

(2) such Defaulting Lender will not be entitled to any commitment fee accruing with respect to its Term Loan Commitment during such period pursuant to Section 2.11(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); and

(3) the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) if the new Lender is not a Lender or an Affiliate of a Lender that is not a Defaulting Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Term Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(b) If the Borrower and the Administrative Agent agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.21. Release of Collateral. Notwithstanding anything to the contrary contained in this Agreement, the Security Documents, any Loan Document or any other document executed in connection herewith, upon the occurrence of an Investment Grade Rating Event, all Collateral and the Security Documents shall be released automatically without any further action. In connection with the foregoing, the Administrative Agent shall, at the Borrower’s expense, promptly execute and file in the appropriate locations and deliver to the Borrower or the Borrower’s designee such termination and full or partial release statements or confirmations thereof, as applicable, and do such other things as are necessary to release the liens to be released pursuant hereto promptly upon the effectiveness of any such release. Upon the occurrence of an Investment Grade Rating Event, the Administrative Agent authorizes the Borrower and each Guarantor to execute, deliver and record in its name and stead any such releases or statements as may be necessary to evidence or confirm such release or discharge.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING OF TERM LOANS

Section 3.1. Conditions To Effectiveness. This Agreement and the rights and obligations of the parties hereto shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as sole lead arranger, for which invoices (including estimated expenses) have been presented to the Borrower no later than 2 days before the Closing Date.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii) duly executed Term Notes payable to those Lenders requesting the same;

(iii) a counterpart of the Intercreditor Agreement signed by or on behalf of each party thereto;

(iv) the Subsidiary Guaranty Agreement duly executed by each Guarantor;

(v) the Pledge Agreement duly executed by the Borrower and each Guarantor party thereto, together with (i) original stock certificates evidencing the issued and outstanding shares of Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, and (ii) stock powers or other appropriate instruments of transfer executed in blank;

(vi) the Security Agreement duly executed by the Borrower and each Guarantor, together with (i) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as required in order to perfect such Liens if not previously recorded, (ii) copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens, (iii) a Perfection Certificate duly completed and executed by the Loan Parties, and (iv) if the Borrower or any Guarantor owns material Intellectual Property, (A) if such Intellectual Property consists of Copyrights, a Copyright Security Agreement, (B) if such Intellectual Property consists of Patents, a Patent Security Agreement and (C) if such Intellectual Property consists of Trademarks, a Trademark Security Agreement, in each case duly executed by the Loan Party that owns such material Intellectual Property;

(vii) certificates of insurance issued by Borrower’s broker on behalf of insurers of the Borrower and all Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability, and flood insurance where applicable) maintained by the Borrower and all Subsidiaries, naming the Administrative Agent as additional insured and/or loss payee, as appropriate;

(viii) receipt and review, reasonably satisfactory to the Lenders of (i) the annual audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended March 31, 2012, including the balance sheet, income statement and cash flow statement, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (ii) the consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Quarter ended June 30, 2012 and (iii) such other financial information with respect to the Borrower or its Subsidiaries as the Administrative Agent may reasonably request;

(ix) a certificate of the Secretary or Assistant Secretary of each Loan Party attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution and delivery of the Loan Documents to which it is a party and performance of its obligations thereunder and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(x) to the extent not delivered under clause (ix) above, certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(xi) a favorable written opinion of Baker Botts L.L.P. and of local counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request, including, without limitation, a no conflicts opinion with respect to other material agreements;

(xii) evidence reasonably satisfactory to the Administrative Agent as to the absence of any default or event of default existing under the 2017 Senior Notes or the 2038 Senior Convertible Notes;

(xiii) a certificate dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists (provided, that if the Closing Date is to be the same date as the Initial Funding Date, such certification shall be the certification required by Section 3.2(b)(iii)(x)); (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties are limited to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided, that if the Closing Date is to be the same date as the Initial Funding Date, such certification shall be the certification required by Section 3.2(b)(iii)(y)); and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(xiv) a certificate dated the Closing Date and signed by a Responsible Officer, attaching a copy of the fully executed Existing Credit Agreement Second Amendment and certifying that such copy is complete and correct and that the Existing Credit Agreement Second Amendment is in full force and effect;

(xv) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loan Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(xvi) a duly completed and executed certificate of the chief financial officer, treasurer or controller of the Borrower containing calculations of the financial covenants set forth in Article VI hereof as of June 30, 2012; and

(xvii) a CUSIP number from S&P’s CUSIP Service Bureau for the Term Loans.

(c) No action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 3.2. Conditions To the Making of Term Loans on the Initial Funding Date. The obligations of the Lenders to make Term Loans on the Initial Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Substantially simultaneously with the making of the Term Loans on the Initial Funding Date, the CHI Investment shall be consummated in accordance with applicable laws and the share and asset purchase agreement governing the CHI Investment (it being understood that to the extent that the share and asset purchase agreement requires all or any portion of the consideration in respect of the CHI Investment to be funded into escrow, if such amount is paid into an escrow account in accordance with such requirement, this condition will be satisfied); and

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a certificate dated the Initial Funding Date and signed by a Responsible Officer, attaching a copy of the executed share and asset purchase agreement governing the CHI Investment, together with all schedules and exhibits and any amendments thereto, and certifying that such copies are complete and correct;

(ii) copies of the financial statements, if any, for CHI delivered to the Borrower in connection with the CHI Investment;

(iii) a certificate dated the Initial Funding Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, other than any Default or Event of Default arising as a result of any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (except for the representations and warranties contained in Sections 4.1, 4.2, 4.3(b), 4.3(c), 4.7, 4.9 and 4.15 of this Agreement) being incorrect in any material respect when made or deemed made or submitted and (y) the representations and warranties of each Loan Party contained in Sections 4.1, 4.2, 4.3(b), 4.3(c), 4.7, 4.9 and 4.15 of this Agreement are true and correct in all material respects on and as of the Initial Funding Date, except to the extent such representations and warranties are limited to an earlier date, in which case they are true and correct in all material respects as of such earlier date;

(iv) a duly executed Notice of Borrowing; and

(v) if applicable, a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Term Loans made on the Initial Funding Date.

Notwithstanding anything in this Agreement, the Fee Letter or any other Loan Document to the contrary, the only representations and warranties of the Borrower the making of which shall be a condition to availability of the Term Loans to be made on the Initial Funding Date shall be those contained in Sections 4.1, 4.2, 4.3(b), 4.3(c), 4.7, 4.9 and 4.15 of this Agreement.

Section 3.3. Conditions To the Making of Term Loans After the Initial Funding Date. The obligation of each Lender to make a Term Loan on the occasion of any Borrowing after the Initial Funding Date is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b) as of the date of such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, in each case before and after giving effect thereto, except to the extent limited to an earlier date, and then, as of such earlier date;

(c) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(d) the Borrower shall have delivered the required Notice of Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.3.

Section 3.4. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents referred to in Section 3.1, unless otherwise specified, shall be delivered to the Administrative Agent or the Administrative Agent for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Existence; Power. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in each case, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action, as the case may be. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under the Indenture or any other indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries prohibited hereunder.

Section 4.4. Financial Statements. The audited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since March 31, 2012, there has been no event with respect to the Borrower and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries (i) has become subject to any Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability except, in each case, where the failure to so comply or such Environmental Liability could not reasonably be expected to have a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all material indentures, material agreements or other material instruments binding upon it or its properties, except in each case where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Indebtedness or grant security interests in its property to secure such Indebtedness or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes; Fees. The Borrower and its Subsidiaries have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves or (b) to the extent that the failure to file such tax returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

Section 4.9. Margin Regulations. None of the proceeds of any of the Term Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System (“Regulation U”) or for any purpose that violates the provisions of Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, except in each case where any such excess amount could not reasonably be expected to have a Material Adverse Effect.

Section 4.11. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or permitted by the Loan Documents), in each case free and clear of Liens prohibited by this Agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, free from burdensome restrictions, all material Patents, Trademarks, Copyrights and other Intellectual Property, except where such failure could not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except where such infringement could not reasonably be expected to result in a Material Adverse Effect.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower (other than Kingsmill Insurance Company Limited), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any of its Subsidiaries is subject that could reasonably be expected to result in a Material Adverse Effect. No written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13. Labor Relations. There are no material labor disputes against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant claims of unfair labor practices, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and SPV and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.

Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loans under this Agreement, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16. OFAC. No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17. Compliance with Patriot Act and Other Laws. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties that are party thereto in the Pledged Collateral (as defined in the Pledge Agreement) and, when certificates and other instruments evidencing any portion of such Pledged Collateral, duly indorsed in blank, are delivered to the Existing Credit Facility Administrative Agent, as bailee for the Administrative Agent in accordance with the terms of the Intercreditor Agreement, the security interest created by the Pledge Agreement shall constitute a perfected Lien on, and security interest in all right, title and interest of the Loan Parties that are party thereto in such portion of the Pledged Collateral evidenced by certificates or other instruments, in each case prior and superior in right to any Lien in favor of any other Person that is prohibited hereunder.

(b) (i) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral (as defined in the Security Agreement) and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 2 to the Perfection Certificate, the security interest created by the Security Agreement shall constitute a perfected Lien on, and security interest in all right, title and interest of the Loan Parties in such Collateral (other than the Intellectual Property and other than any portion of such Collateral in which a security interest cannot be perfected by filing a financing statement under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder.

(c) When the filings in clause (b)(ii) above are made and when each Patent Security Agreement and Trademark Security Agreement is filed in the United States Patent and Trademark Office and each Copyright Security Agreement is filed in the United States Copyright Office, the security interest created by such Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as the case may be, shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties that are party thereto in the Intellectual Property described therein in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder.

Section 4.19. Existing Indebtedness. Schedule 7.1 contains a complete and accurate list of all Indebtedness of the Borrower and its Subsidiaries outstanding as of the Closing Date, in each case in a principal amount of $25,000,000 or more, and in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (without qualification as to scope of audit or any going concern explanation or limitation), accompanied by a certificate from the Borrower’s certified public accountant stating that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the chief financial officer, treasurer or controller of the Borrower, (i) certifying as to the accuracy of such financial statements, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations, made consistent with the terms of the Agreement and otherwise using customary methods, demonstrating compliance with the financial covenants and (iv) stating whether any change in the application of GAAP has occurred since the date of the Borrower’s audited financial statements delivered in connection with the closing, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any reasonable request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Borrower’s obligation to deliver the financial statements referred to in clauses (a) and (b) shall be deemed satisfied upon the filing of such financial statements in the EDGAR system and the giving by the Borrower of notice to the Lenders and the Administrative Agent as to the public availability of such financial statements from such source.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or governmental proceeding of the type described in Section 4.5;

(c) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any other Indebtedness in an aggregate principal amount exceeding $25,000,000 of the Borrower or any of its Subsidiaries;

(d) the occurrence of any event that has had or could reasonably be expected to have, a Material Adverse Effect; and

(e) any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office or its principal place of business, (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization, in each case within thirty (30) days thereafter.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, Patents, Copyrights and Trademarks material to the conduct of its business and will continue to engage in the business of providing helicopter transportation services to the oil and gas industry or helicopter search and rescue services or such other businesses that are reasonably related to the foregoing; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or not subject to restriction under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all Environmental Liabilities, taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account customary in the businesses of the Borrower and its Subsidiaries and otherwise required to be maintained by publicly held companies, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender (if an

Event of Default exists) may reasonably request after reasonable prior notice to the Borrower; provided, however, if any Default or Event of Default has occurred and is continuing, no prior notice shall be required. The Borrower will, and will cause each of the Guarantors to, permit any representative of the Administrative Agent, or any Lender (if an Event of Default exists), to visit and inspect its properties and to conduct audits of the Collateral (including any third party evaluations by HeliValue$ or other similar auditor of aircraft granted as collateral to cure any breach of the Collateral Asset Value Ratio), all at such reasonable times as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower; provided, however, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required and no limitations as to times or frequency shall apply.

Section 5.8. Maintenance of Properties; Insurance. The Borrower at all times will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and subject to force majuere, and (b) maintain with financially sound and reputable insurance companies (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses operating in the same or similar locations and (ii) furnish to the Administrative Agent no more frequently than annually a certificate of an Responsible Officer of Borrower setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section, and (c) name the Administrative Agent as additional insured on liability insurance policies of the Borrower and its Subsidiaries and as loss payee (pursuant to the loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries in each case, as appropriate respecting the Collateral.

Section 5.9. Use of Proceeds . The Borrower will use the proceeds of all Term Loans made by the Lenders on the Initial Funding Date pursuant to Section 2.1 to finance the CHI Investment and to pay costs and expenses incurred in connection therewith. The Borrower will use the remaining Term Loans made by the Lenders after the Initial Funding Date pursuant to Section 2.1 to finance deferred payments, if any, associated with the CHI Investment, working capital needs, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.10. Additional Subsidiaries.

(a) In the event that, subsequent to the Closing Date, any Wholly Owned Domestic Subsidiary becomes a Significant Subsidiary, whether pursuant to an acquisition or otherwise, (x) within twenty (20) Business Days after the date such Wholly Owned Domestic Subsidiary becomes a Significant Subsidiary, the Borrower shall notify the Administrative Agent and the Lenders thereof and (y) within twenty (20) Business Days thereafter, the Borrower shall cause such Wholly Owned Domestic Subsidiary (i) to join the Subsidiary Guaranty Agreement as a new Guarantor by executing and delivering to the Administrative Agent a supplement to the Subsidiary Guaranty Agreement, (ii) to grant Liens in favor of the Administrative Agent in all of its personal property of the types described in the Security Agreement by joining the Security Agreement as a grantor thereunder, (iii) if such Wholly Owned Domestic Subsidiary owns material Intellectual Property, to grant Liens in favor of the Administrative Agent (A) in its Copyrights (if such Intellectual Property consists of Copyrights) by executing and delivering a Copyright Security Agreement, (B) in its Patents (if such Intellectual Property consists of Patents) by executing and delivering a Patent Security Agreement and (C) in its Trademarks (if such Intellectual Property consists of Trademarks) by executing and delivering a Trademark Security Agreement, and to file, or at the request of the Administrative Agent to authorize the filing of, all such UCC financing statements or similar instruments required by the Administrative Agent to perfect Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (iv) if such Wholly Owned Domestic Subsidiary owns Capital Stock in another Person that is a Wholly Owned Domestic Subsidiary, to pledge 100% of such Capital Stock to the Administrative Agent by joining the Pledge Agreement as a pledgor thereunder, (v) if such Wholly Owned Domestic Subsidiary owns Capital Stock in another Person that is a First-Tier Foreign Subsidiary, to pledge sixty-five percent (65%) of the voting Capital Stock of such First-Tier Foreign Subsidiary to the Administrative Agent by joining the Pledge Agreement as a pledgor thereunder or by entering into a separate pledge agreement, in either case in form and substance reasonably satisfactory to the Administrative Agent, and (vi) to deliver all such other documentation (including without limitation, lien searches, legal opinions, and certified organizational documents) and to take all such other actions as such Wholly Owned Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Wholly Owned Domestic Subsidiary had been a Loan Party on the Closing Date. In addition, to the extent the Capital Stock of such Wholly Owned Domestic Subsidiary is not already pledged, within twenty (20) Business Days after the date that the Borrower gives the Administrative Agent and the Lenders notice that such Wholly Owned Domestic Subsidiary has become a Significant Subsidiary, the Borrower shall, or shall cause the Subsidiary or Subsidiaries owning such Wholly Owned Domestic Subsidiary to, pledge all of the Capital Stock of such Wholly Owned Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering an amendment or supplement to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, and to deliver the original stock certificates, if any, evidencing such Capital Stock, together with appropriate stock powers executed in blank, to the Existing Credit Facility Administrative Agent, as bailee for the Administrative Agent in accordance with the terms of the Intercreditor Agreement.

(b) In the event that, subsequent to the Closing Date, any Person becomes a First-Tier Foreign Subsidiary of the Borrower or any Guarantor, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than twenty (20) Business Days after such Person becomes a First-Tier Foreign Subsidiary, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit (not to exceed thirty (30) additional days), the Borrower shall, or shall cause the Wholly Owned Domestic Subsidiary or Subsidiaries owning the Capital Stock of such Person to, (i) pledge sixty-five percent (65%) of the voting Capital Stock of such First-Tier Foreign Subsidiary owned by the Borrower or such Wholly Owned Domestic Subsidiary, as the case may be, to the Administrative Agent as security for the Obligations pursuant to an amendment or supplement to the Pledge Agreement, or a separate pledge agreement, in either case in form and substance reasonably satisfactory to the Administrative Agent, (ii) deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank, to the Existing Credit Facility Administrative Agent, as bailee for the Administrative Agent in accordance with the terms of the Intercreditor Agreement, and (iii) if requested by the Administrative Agent, deliver all such other documentation (including without limitation, lien searches, legal opinions and certified organizational documents) and to take all such other actions as Borrower or such Wholly Owned Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such First-Tier Foreign Subsidiary had been a First-Tier Foreign Subsidiary on the Closing Date.

(c) If the Borrower or any Guarantor that is a Significant Subsidiary forms or acquires any Wholly Owned Domestic Subsidiary after the Closing Date, no later than twenty (20) Business Days after the date of formation or acquisition of such Wholly Owned Domestic Subsidiary, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed thirty (30) additional days, the Borrower shall, or shall cause such Guarantor to, pledge all of the Capital Stock of such newly formed or acquired Wholly Owned Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering an amendment or supplement to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, and to deliver the original stock certificates, if any, evidencing such Capital Stock, together with appropriate stock powers executed in blank, to the Existing Credit Facility Administrative Agent, as bailee for the Administrative Agent in accordance with the terms of the Intercreditor Agreement.

(d) The Borrower agrees that, following the delivery of any Security Documents required to be executed and delivered under this Section 5.10, the Administrative Agent shall have a valid and enforceable perfected Lien on the property required to be pledged pursuant to clauses (a), (b) and (c) above, in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder. All actions to be taken pursuant to this Section 5.10 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.11. Further Assurances. The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, landlord waivers, bailee letters and other documents), which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of an such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.12. Post-Closing. Within sixty (60) days after the Initial Funding Date (or such longer period as the Administrative Agent shall permit in its sole discretion), the Borrower shall deliver to the Administrative Agent copies of the fully executed material agreements relating to the CHI Investment.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1. Leverage Ratio. The Borrower will maintain at all times a Leverage Ratio of not greater than 4.50:1.00.

Section 6.2. Interest Coverage Ratio. The Borrower will maintain, as of the last day of each Fiscal Quarter, for the period of the four Fiscal Quarters then ended, an Interest Coverage Ratio of not less than 3.00:1.00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains outstanding:

Section 7.1. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created or incurred pursuant to the Loan Documents;

(b) Indebtedness set forth on Schedule 7.1 and existing on the Closing Date (the “Existing Indebtedness”) and Permitted Refinancing Indebtedness in respect thereof;

(c) Hedging Obligations entered into with any Person in the ordinary course of business and not for speculation;

(d) any intercompany Indebtedness, subject to Section 7.4;

(e) the Existing Credit Facility Indebtedness and Permitted Refinancing Indebtedness in respect thereof; and

(f) other Indebtedness that may be incurred, subject to Section 6.1 and 6.2.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for Permitted Liens, to secure (a) any Indebtedness of the Borrower or a Subsidiary (if such Subsidiary is not also a Guarantor), unless prior to, or contemporaneously therewith, the Term Loans are equally and ratably secured and the Borrower, the Administrative Agent and such other secured party have entered into an intercreditor agreement on terms and conditions acceptable to the Administrative Agent, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured and such Guarantor, the Administrative Agent and such other secured party have entered into an intercreditor agreement on terms and conditions acceptable to the Administrative Agent; provided, however, that if such Indebtedness is expressly subordinated to the Term Loans or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Term Notes or the Subsidiary Guarantees, as applicable, with the same relative priority as such Indebtedness has with respect to the Term Loans or the Subsidiary Guarantees. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien to secure Indebtedness on the engines or rotors installed on any Pledged Aircraft other than in favor of the Administrative Agent.

Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Significant Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Significant Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Significant Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Loan Party, the surviving Person shall be a Loan Party, (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary; provided, that if such Significant Subsidiary is a Loan Party, it may only sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Loan Party, (iv) the Borrower or any Significant Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of the stock of any of its Significant Subsidiaries to the Borrower or to a Subsidiary; provided, that if prior to such sale, transfer, lease or other disposition, the Capital Stock of such Significant Subsidiary was pledged to the Administrative Agent and constituted Collateral, then after such sale, transfer, lease or other disposition, (A) if such Significant Subsidiary is a Wholly Owned Domestic Subsidiary, 100% of the Capital Stock of such Significant Subsidiary shall be pledged to the Administrative Agent, (B) if such Significant Subsidiary is a First-Tier Foreign Subsidiary, 65% of the Capital Stock of such Significant Subsidiary shall be pledged to the Administrative Agent or (C) if such Significant Subsidiary is owned, directly or indirectly, by a First-Tier Foreign Subsidiary, 65% of the Capital Stock of the First-Tier Foreign Subsidiary that owns, directly or indirectly, such Significant Subsidiary shall be pledged to the Administrative Agent, (v) any Significant Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (vi) subject to Section 2.9, sales and other dispositions of property that the Borrower or its Subsidiaries reasonably determine is obsolete and no longer useful in the ordinary course of its business; provided, that with respect to clauses (i) and (ii) of this Section 7.3(a), any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any type of business other than the helicopter services conducted by the Borrower or its Subsidiaries as of the Closing Date and businesses reasonably related thereto.

Section 7.4. Loans and Other Investments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment (other than Permitted Investments) in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit (all of the foregoing being collectively called “Investments”), except:

(a) the Borrower may Guarantee unfunded pension obligations of the Borrower’s Subsidiaries with respect to Plans in existence on the Closing Date;

(b) the Borrower and its Subsidiaries may make and permit to exist Investments in the Borrower and Wholly Owned Subsidiaries;

(c) Subsidiaries that are not Wholly Owned Subsidiaries may make and permit to exist Investments in Subsidiaries that are not Wholly Owned Subsidiaries and Investments in other Persons;

(d) Bristow Aviation Holdings Limited and its Subsidiaries may make and permit to exist Investments in Bristow Aviation Holdings Limited and its Subsidiaries;

(e) Borrower and its Subsidiaries may make and permit to exist trade payables and receivables and other transactions in the ordinary course of business among the Borrower and its Subsidiaries;

(f) Investments set forth on Schedule 7.4 and existing on the Closing Date in an aggregate amount equal to the amount outstanding on the Closing Date as shown on such Schedule 7.4;

(g) the Borrower and its Subsidiaries may make and permit to exist additional Investments in any other Person (“Additional Permitted Investments”) so long as, at the time of making any such Additional Permitted Investment, the amount of such Additional Permitted Investment, when taken together with the aggregate amount of all other Additional Permitted Investments outstanding at such time, does not exceed 15% of its Consolidated Net Tangible Assets; provided that, so long as the Borrower and the Guarantors are in compliance with the Collateral Asset Value Ratio, Borrower and its Subsidiaries may make and permit to exist other Additional Permitted Investments in excess of 15% of its Consolidated Net Tangible Assets; and

(h) Borrower and its Wholly Owned Subsidiaries may make and permit to exist Investments in Subsidiaries that are not Wholly Owned Subsidiaries; provided that if any such Investment is made pursuant to this clause (h) in a Subsidiary that is not a Loan Party, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within twenty (20) Business Days of such Investment (or such longer period as the Administrative Agent may agree to in writing), the Borrower shall, directly or indirectly, cause such Subsidiary that is not a Wholly Owned Subsidiary to become a Loan Party hereunder by complying with the requirements set forth in Section 5.10(a) as if such Subsidiary were a Wholly Owned Domestic Subsidiary that had become a Significant Subsidiary.

In connection with any Investment allowed in clause (g) above in excess of 15% of the Consolidated Net Tangible Assets of the Borrower, prior to making any such Investment, the Borrower shall provide the Administrative Agent a certificate demonstrating continued compliance, on a pro forma basis, with the Collateral Asset Value Ratio immediately after giving effect to such Investment and related transactions.

Section 7.5. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), other than (i) dividends and other distributions paid in kind or in capital stock, (ii) payments on Permitted Subordinated Debt to the extent permitted under the subordination terms of such Indebtedness approved by the Lenders, (iii) the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of stock awards, (iv) severance, settlement or similar payments made to former employees in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, and (v) so long as no Event of Default has occurred and is continuing, dividends paid in cash or other property in respect of Capital Stock and other purchases, redemptions, retirements, defeasances or other acquisitions of, any shares of Capital Stock for cash or other property in an aggregate amount not to exceed the sum of $100,000,000, plus 25% of the positive cumulative Consolidated Net Income (taken as one accounting period) from April 1, 2010 to the end of the Borrower’s most recently ended fiscal period for which internal financial statements are available at the time of such Restricted Payment and (vi) other dividends in respect of the Borrower’s Capital Stock in an amount not to exceed $5,000,000 in any Fiscal Year.

Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or any of its Subsidiaries (or to qualify directors if required by applicable law), other than (a) sale-lease back transactions permitted by this Agreement, (b) Designated Asset Sales, (c) sales, leases and charters of inventory, equipment or other assets in the ordinary course of business, (d) sales, dispositions and other transactions permitted pursuant to Sections 7.3, 7.4 and 7.5 above and (e) sales, leases, charters, transfers or other dispositions of assets or properties (i) to the Borrower or any Wholly Owned Subsidiary; (ii) by Subsidiaries that are not Wholly Owned Subsidiaries to other Subsidiaries that are not Wholly Owned Subsidiaries, and (iii) to Subsidiaries that are not Wholly Owned Subsidiaries; provided that if any such transfer is made pursuant to this clause (e)(iii) to a Subsidiary that is not a Loan Party, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within twenty (20) Business Days of such transfer (or such longer period as the Administrative Agent may agree to in writing), the Borrower shall, directly or indirectly, cause such Subsidiary to become a Loan Party hereunder by complying with the requirements set forth in Section 5.10(a) as if such Subsidiary were a Wholly Owned Domestic Subsidiary that had become a Significant Subsidiary.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Wholly Owned Subsidiaries), except (a) in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, in favor of the Administrative Agent to secure all or any portion of the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by (A) this Agreement or any other Loan Document or (B) any agreements governing or evidencing the Existing Indebtedness, the Existing Credit Facility Indebtedness and any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any of the foregoing; provided that the restrictions and conditions imposed by any agreement governing or evidencing such new Indebtedness are not materially more restrictive, taken as a whole, than the restrictions and conditions imposed by the agreements governing or evidencing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by the Borrower, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets that are sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to customary restrictions and conditions contained in joint venture agreements and similar agreements that restrict the transfer of interests in or assets of the joint venture or the pledge of Capital Stock of any joint venture entity, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof; and (vi) the foregoing shall not apply to restrictions or conditions in any agreements governing or evidencing any Indebtedness incurred on or after the Closing Date in accordance with the provisions of this Agreement which are not materially more restrictive, taken as a whole, than the restrictions and conditions contained in this Agreement, any other Loan Document or the agreements governing or evidencing the Existing Indebtedness.

Section 7.9. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions not for speculative purposes entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its obligations or operations.

Section 7.10. Amendment to Material Documents. The Borrower will not amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents in a manner materially adverse to the interests of the Lenders, or (b) the Indenture or agreements governing the terms of Permitted Subordinated Debt, that would increase the interest rate thereof, shorten the average life to maturity, impose additional covenants, or otherwise be materially adverse to the interests of the Borrower or the Lenders thereunder.

Section 7.11. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year end to December 31.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any financial covenant, negative covenant, the post-closing covenant set forth in Section 5.12 or the Borrower’s covenant to maintain its existence; or

(e) any breach of the Collateral Asset Value Ratio where the Borrower fails, within 45 days if the Collateral Asset Value Ratio is less than 1.1:1.0, but greater than 1.0:1.0, to (i) make the necessary reduction in the aggregate amount of the Senior Secured Debt outstanding in order to cure non-

compliance with such Collateral Asset Value Ratio or (ii) grant a perfected first priority security interest in unencumbered aircraft having a value (based on desktop or other fair market valuation methods acceptable to the Administrative Agent completed by a reputable aircraft appraisal company acceptable to the Administrative Agent) equal to or exceeding such amount as would be required to cure non-compliance with such Collateral Asset Value Ratio; or

(f) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b), (d) and (e) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent; or

(g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to make payments when due on any Indebtedness (other than Non-Recourse Debt to the extent such Indebtedness is permitted under the terms hereunder) which individually or in the aggregate the principal amount thereof exceeds $25,000,000, or breach of any covenant contained in any agreement relating to such Indebtedness causing or permitting the acceleration of such Indebtedness after the giving of notice and the expiration of any applicable grace period; or

(h) the Borrower or any Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any board action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Guarantor shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; or

(l) any final judgment or order for the payment of money in excess of $25,000,000 (but excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage), which judgments, orders, fines, penalties, awards or impositions remain in effect for 30 days without being satisfied, discharged, stayed, deferred, or vacated; or

(m) a Change in Control shall occur or exist; or

(n) the Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to contest or terminate its payment obligations under the Subsidiary Guaranty Agreement other than as permitted by the Loan Documents; or

(o) any Lien purported to be created under any Security Document shall fail or cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of (i) the Administrative Agent’s failure to take any action reasonably requested by the Borrower or otherwise required in order to maintain a valid and perfected Lien on any Collateral, (ii) any action taken by the Administrative Agent to release any Lien on any Collateral, or (iii) as permitted in connection with the Loan Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments (to the extent that the full amount of the Term Loans have not been made and that such Term Loan Commitments have not previously been terminated), whereupon the Term Loan Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) with respect to the Borrower shall occur, the Term Loan Commitments (to the extent that the full amount of the Term Loans have not been made and that such Term Loan Commitments have not previously been terminated) shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Application of Proceeds. Following an Enforcement (as defined in the Intercreditor Agreement), all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party shall be applied as set forth in the Intercreditor Agreement.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9. Documentation Agent; Syndication Agent. Each Lender agrees that neither the Documentation Agent nor the Syndication Agent shall have any duties or obligations under any Loan Documents to any Lender or any Loan Party.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Bristow Group Inc.
2103 City West Blvd.
4th Floor
Houston, Texas 77042
Attention: General Counsel

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Mr. Jim Warren
Telecopy Number: (404) 827-6270

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 221-2001

and

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: W. Todd Holleman
Telecopy Number: (404) 572-5100

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(ii) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reasonable reliance in good faith upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent and to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 unless such Lender and the Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent and Borrower otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release any Guarantor or limit the liability of any such Guarantor under the Subsidiary Guaranty Agreement or any other guaranty agreement or other Loan Documents, without the written consent of each Lender, except in connection with the sale or other disposition of such Guarantor or as expressly permitted in this Agreement or other Loan Documents, and (vii) release all or substantially all collateral securing any of the Obligations or subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary other than in accordance with the terms of the Loan Documents, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Defaulting Lender may not be increased or extended, and amounts payable to such Defaulting Lender hereunder may not be permanently reduced without the consent of such Defaulting Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Defaulting Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3), and such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or Related Party of a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or Related Party of a Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse such Administrative Agent or such Lender for any such reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnitee agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnitee and approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnitee that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnitee shall not be restricted from settling or compromising any such claim if the Indemnitee waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 10.3 to any Related Party of such Indemnitee.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, no party to this Agreement or Indemnitee shall assert, and each hereby waives, any claim against any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof.

(f) All amounts due under this Section 10.3 shall be payable within ten (10) Business Days after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the Term Loan Commitment of the assigning Lender is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.16.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless the Borrower gives written notice to the assigning Lender prior to such tenth (10th) Business Day that the Borrower objects to such assignment.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Information contained in the Register shall be conclusive, absent manifest error. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section 10.4, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that, to the extent affecting such Participant: (i) increases the Term Loan Commitment of such Lender, (ii) reduces the principal amount of any Term Loan or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date for the termination or reduction of any Term Loan Commitment, (iv) changes Section 2.17(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, (v) changes any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) releases any Guarantor or limits the liability of any such Guarantor under the Subsidiary Guaranty Agreement or any other guaranty agreement, except in connection with the sale or other disposition of such Guarantor or as expressly permitted in this Agreement or other Loan Documents or (vii) releases all or substantially all collateral securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 and Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of, and consents in writing to, the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (B) OF THIS SECTION 10.5 AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH

(B) OF THIS SECTION 10.5. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16, 10.3, 10.17 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loans.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, solely for purposes of evaluating such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loans, together with all fees, charges and other amounts which may be treated as interest on the Term Loans under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding a Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15. Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 10.16. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 10.17. Intercreditor Agreement. The Lenders acknowledge that the obligations of the Borrower and the Guarantors in respect of the Existing Credit Agreement will be secured by Liens on the Collateral on a pari passu basis with the Secured Obligations. In connection with the Borrower’s entry into this Agreement, the Administrative Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and the Existing Credit Facility Secured Parties with respect to the Collateral and certain related matters. The Lenders hereby irrevocably (i) consent to such pari passu treatment of Liens to be provided for under the Intercreditor Agreement, (ii) authorize the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of, and without any further consent, authorization or other action by, any Lender, (iii) agree that, upon the execution and delivery thereof and so long as it is in effect, the Lenders will be bound by the provisions of the Intercreditor Agreement, as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) agree that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 10.17 or in accordance with the terms of the Intercreditor Agreement. The Lenders hereby further irrevocably authorize the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal or refinancing of the Term Loans, any amendment, restatement, supplement or other modification of the Existing Credit Facility Documents or any Permitted Refinancing Indebtedness in respect of the Existing Credit Facility Indebtedness as are reasonably acceptable to the Administrative Agent, in its sole discretion, to give effect thereto, in each case on behalf of, and without any further consent, authorization or other action by, any Lender. The Administrative Agent shall have the benefit of the provisions of Article IX with respect to all actions referred to in this Section 10.17 and all actions taken or omitted to be taken by it in accordance with the terms of the Intercreditor Agreement to the full extent thereof. Notwithstanding anything contain herein or in any other Loan Document to the contrary, any provision hereof or any other Loan Document (a) requiring any Loan Party to deliver possession of any Collateral to the Administrative Agent or its representatives, or to cause the Administrative Agent or its representatives to control any Collateral, shall be deemed to have been complied with if and for so long as the Existing Credit Facility Administrative Agent shall have such possession or control for the benefit of the Secured Parties and as bailee or sub-agent of the Administrative Agent as provided in the Intercreditor Agreement or (b) requiring any Loan Party to name the

Administrative Agent as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, shall have been complied with if any such insurance policy or letter of credit names the Existing Credit Facility Administrative Agent as an additional insured, loss payee or beneficiary, as the case may be, in each case pursuant to the terms of the Intercreditor Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOW GROUP INC.

By	/s/ Joseph A. Baj
Name: Joseph A. Baj Title: Vice President and Treasurer

SUNTRUST BANK as Administrative Agent and as a Lender

By	/s/ Scott Mackey
Name: Scott Mackey Title: Director

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

LENDERS:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Gary L. Mingle
Name: Gary L. Mingle
Title: Senior Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ DeVon J. Lang
Name: DeVon J. Lang
Title: Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

CITIBANK, N.A.

By:	/s/ John F. Miller
Name: John F. Miller
Title: Attorney-in-Fact

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

COMPASS BANK

By:	/s/ Collis Sanders
Name: Collis Sanders
Title: Executive Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

By:	/s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

HSBC BANK USA, N.A.

By:	/s/ Koby West
Name: Koby West
Title: Assistant Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION

By:	/s/ Thomas Okamoto
Name: Thomas Okamoto
Title: Authorized Officer

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Berry
Name: John Berry
Title: Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

REGIONS BANK

By:	/s/ David Valentine
Name: David Valentine
Title: Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

TRUSTMARK NATIONAL BANK

By:	/s/ Jeff Deutsch
Name: Jeff Deutsch
Title: Senior Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Dickman
Name: Michael P. Dickman
Title: Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Christina Faith
Name: Christina Faith
Title: Director

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

WHITNEY NATIONAL BANK

By:	/s/ William A. Hendrix
Name: William A. Hendrix
Title: Senior Vice President

[SIGNATURE PAGE TO

364-DAY TERM LOAN CREDIT AGREEMENT]

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Senior Credit Facilities Pricing	Level I	Level II	Level III	Level IV	Level V	Level VI
Leverage Ratio	< 1.75:1.00	> 1.75:1.00 but < 2.25:1.00	> 2.25:1.00 but < 2.75:1.00	> 2.75:1.00 but < 3.25:1.00	> 3.25:1.00 but < 3.75:1.00	> 3.75:1.00
Applicable Margin for Eurodollar Rate Loans	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
Applicable Margin for Base Rate Loans	0.00%	0.25%	0.50%	0.75%	1.00%	1.25%
Applicable Percentage for Commitment Fee	0.25%	0.25%	0.30%	0.30%	0.375%	0.50%

Schedule II

TERM LOAN COMMITMENT AMOUNTS

Lender	Term Loan Commitment
SunTrust Bank	$22,500,000
Credit Suisse AG, Cayman Islands Branch	$22,500,000
JPMorgan Chase Bank, National Association	$18,000,000
Regions Bank	$18,000,000
Compass Bank	$18,000,000
Wells Fargo Bank, National Association	$18,000,000
Bank of America, N.A.	$18,000,000
Citibank, N.A.	$18,000,000
HSBC Bank USA, N.A.	$18,000,000
Whitney National Bank	$13,500,000
U.S. Bank National Association	$9,000,000
Amegy Bank National Association	$9,000,000
PNC Bank, National Association	$9,000,000
Branch Banking and Trust Company	$6,750,000
Trustmark National Bank	$6,750,000

TOTAL:	$225,000,000.00